Exhibit 23.1

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Midway Airlines Corporation Executive Officers Stock Option Agreements and the Midway Airlines Corporation 1997 Stock Option Plan, of our report dated February 2, 2000, except for the last paragraph of Note 3 and
Note 13, as to which the date is February 29, 2000, with respect to the financial statements and schedule of Midway Airlines Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1999.

                                            /s/ Ernst & Young LLP

Raleigh, North Carolina
March 29, 2000